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                                                                 Exhibit 99.5
                           [KELLER & COMPANY LETTERHEAD]






May 21, 1996


The Board of Directors
Foundation Savings Bank
25 Garfield Place
Cincinnati, Ohio 45202


Re:  Conversion Valuation Agreement


Attn: Laird L. Lazelle, President

     Keller & Company, Inc. (hereinafter referred to as KELLER) hereby proposes to prepare an independent conversion appraisal of foundation Savings Bank, Cincinnati, Ohio, (hereinafter referred to as FOUNDATION SAVINGS), relating to the conversion of FOUNDATION SAVINGS from a mutual to a stock institution. KELLER will provide a pro forma valuation of the market value of the shares to be sold in the proposed conversion of FOUNDATION SAVINGS.

     KELLER is a financial consulting firm that primarily serves the financial institution industry. KELLER is experienced in evaluating and appraising thrift institutions and thrift institution holding companies. KELLER is an experienced conversion appraiser for filings with the Federal Deposit Insurance Corporation ("FDIC") and the Office of thrift Supervision ("OTS"), and is also approved by the Internal Revenue Service as an expert in thrift stock valuations.

     KELLER agrees to prepare the conversion appraisal in the format required by the OTS in a timely manner for prompt filing with the OTS and the Securities and Exchange Commission, if applicable. KELLER will provide any additional information as requested and will complete appraisal updates in accordance with regulatory requirements.

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     The appraisal report will provide a detailed description of FOUNDATION
SAVINGS, including its financial condition, operating performance, asset quality, rate sensitivity position, liquidity level and management qualifications. The appraisal will include a description of FOUNDATION SAVINGS' market area, including both economic and demographic characteristics and trends. An analysis of other publicly-traded thrift institutions will be performed to determine a comparable group and adjustments to the appraised value will be made based on a comparison of FOUNDATION SAVINGS with the comparable group.

     In making its appraisal, KELLER will rely upon the information in the Subscription and Community Offering Circular (Prospectus), including the financial statements. Among other factors, KELLER will also consider the following: the present and projected operating results and financial condition of FOUNDATION SAVINGS; the economic and demographic conditions in FOUNDATION SAVINGS' existing marketing area; pertinent historical financial and other information relating to FOUNDATION SAVINGS; a comparative evaluation of the operating and financial statistics of FOUNDATION SAVINGS with those of other thrift institutions; the proposed price per share; the aggregate size of the offering of Common Stock; the impact of the Conversion on FOUNDATION SAVINGS' capital position and earnings potential; FOUNDATION SAVINGS' proposed dividend policy; and the trading market for securities of comparable institutions and general conditions in the market for such securities. In preparing the appraisal, KELLER will rely solely upon, and assume the accuracy and completeness of, financial and statistical information provided by FOUNDATION SAVINGS, and will not independently value the assets or liabilities of FOUNDATION SAVINGS in order to prepare the appraisal.

     Upon completion of the conversion appraisal, KELLER will make a presentation to the Board of Directors of FOUNDATION SAVINGS to review the content of the appraisal, the format and the assumptions. A written presentation will be provided to each board member.

     For its services in making this appraisal, KELLER's fee will be a flat fee of $15,000, including out-of-pocket expenses. The appraisal fee will include the preparation of one valuation update. All additional valuation updates will be subject to an additional fee of $1,000 each. Upon the acceptance of this proposal, KELLER shall be paid a retainer of $3,000 to be applied to the total appraisal fee of $15,000, the balance of which will be payable at the time of the completion of the appraisal.

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     FOUNDATION SAVINGS agrees, by the acceptance of this proposal, to indemnify KELLER and its employees and affiliates for certain costs and expenses, including reasonable legal fees, in connection with claims or litigation relating to the appraisal and arising out of any misstatement or untrue statement of a material fact in information supplied to KELLER by FOUNDATION SAVINGS or by an intentional omission by FOUNDATION SAVINGS to state a material fact in the information so provided, except where KELLER has been negligent or at fault.

     This proposal will be considered accepted upon the execution of the two enclosed copies of this agreement and the return of one executed copy to KELLER, accompanied by the specified retainer.


                                              KELLER & COMPANY, INC.

                                              By: /s/ Michael R. Keller
                                                  _________________________
                                                    Michael R. Keller
                                                    President



                                              FOUNDATION SAVINGS BANK


                                              By: /s/ Laird L. Lazelle
                                                  ___________________________
                                                    Laird L. Lazelle
                                                    President



                                              Date: April 10, 1996


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